UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (March 13, 2019)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

(954) 776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

As previously reported, an affiliate of Moishe Gubin, a director of OptimumBank Holdings, Inc. (the “Company”), purchased all of the outstanding trust preferred securities (the “TRUPS”) issued by OptimumBank Capital Trust I (the “Trust”). The purchaser was an Indiana limited liability company (the “Purchaser”) and the seller was an unaffiliated investment fund. When the TRUPS were issued, the Company issued a $5,155,000 junior subordinated debenture (the “Debenture”) to the Trust, which had been formed by the Company to issue and sell the TRUPS. The TRUPS represent undivided beneficial interests in the Debenture.

The Company is in default with respect to the Debenture due to its failure to make certain required interest payments. The trustee, Wells Fargo Bank (the “Trustee”), and the owners of the TRUPS are entitled to accelerate the payment of the principal amount of the Debenture plus accrued and unpaid interest. To date, neither the Trustee nor the holders have accelerated the outstanding balance of the Debenture.

Although the Company and the Purchaser have not executed a formal, definitive bilateral agreement, on March 13, 2019 the Purchaser provided the Company with written representations that the Purchaser will not accelerate and demand payment of any of the principal or accrued interest of the Debenture within the period ending 12 months after the filing with the Securities and Exchange Commission by the Company of its Annual Report on Form 10-K for the year ended December 31, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 19, 2019	By:	/s/ Timothy Terry
Timothy Terry Principal Executive Officer